Exhibit 5.1

Simpson Thacher & Bartlett LLP
425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
February 24, 2025
The Hershey Company
19 East Chocolate Avenue
Hershey, Pennsylvania 17033
Ladies and Gentlemen:
We have acted as counsel to The Hershey Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of (i) $500,000,000 aggregate principal amount of 4.550% Notes due 2028 (the “2028 Notes”), (ii) $500,000,000 aggregate principal amount of 4.750% Notes due 2030 (the “2030 Notes”) , (iii) $500,000,000 aggregate principal amount of 4.950% Notes due 2032 (the “2032 Notes”) and (iv) $500,000,000 aggregate principal amount of 5.100% Notes due 2035 (the “2035 Notes” and, together with the 2028 Notes, the 2030 Notes and the 2032 Notes, the “Notes”) issued by the Company, pursuant to the Pricing Agreement, dated February 19, 2025, between the Company and the underwriters named therein (the “Pricing Agreement”).
We have examined the Registration Statement, the Pricing Agreement, which incorporates by reference the Underwriting Agreement dated February 19, 2025 (together with the Pricing Agreement, the “Underwriting Agreement”), between the Company and the underwriters named therein, pursuant to which such underwriters have agreed to purchase the

BEIJING	BOSTON	BRUSSELS	HONG KONG	HOUSTON	LONDON	LOS ANGELES	PALO ALTO	SÁO PAULO	TOKYO	WASHINGTON, D.C.

The Hershey Company	-2-	February 24, 2025
Notes issued by the Company, the Indenture, dated as of May 14, 2009 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), the Officers’ Certificate, dated February 24, 2025, delivered pursuant to the Indenture establishing the terms of the Notes, and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
In rendering the opinion set forth below, we have assumed further that the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement,

The Hershey Company	-3-	February 24, 2025
the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.
Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of the waiver of rights and defenses contained in Section 5.13 of the Indenture.
We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to a Current Report on Form 8-K filed by the Company in respect of the offering of the Notes and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP